Exhibit 99.1

Dakota Plains HOLDINGS, INC.

Reports second QUARTER 2015 Financial Results

WAYZATA, Minnesota, (August 7, 2015) -- Dakota Plains Holdings, Inc. (“Dakota Plains” or the “Company”) (NYSE MKT: DAKP) today announced financial results for the three months ended June 30, 2015.

Operational & Corporate Update Summary

•	The Company billed 3.3 million barrels of transloaded crude oil, a decrease of approximately 16% compared to second quarter of 2014.
•	Frac sand transloading volumes were 195,000 tons compared to 110,000 tons in the first quarter of 2015, a 78% increase. Frac sand transloading operations commenced late in the second quarter of 2014.
•	Construction of the third crude oil storage tank was completed on time and on budget and it was commissioned in early July, allowing for increased throughput.
•	The Company brought its crude oil and frac sand transloading operations in-house effective June 1, 2015 which will reduce operating costs.

Financial Summary

•	Adjusted EBITDA (a non-GAAP measure defined below) was $3.0 million compared to $(0.2) million for the second quarter of 2014.
•	The Company had a net loss of $550,000 compared to a net loss of $1.0 million for the second quarter of 2014.
•	Revenue from transloading crude oil was $5.8 million compared to $7.3 million for the second quarter of 2014.
•	Revenue from transloading frac sand was $1.6 million compared to $0.9 million in the first quarter 2015.

Craig M. McKenzie, Chief Executive Officer of Dakota Plains, said: “Despite a ‘bear market’ in crude oil, we achieved solid results. Our crude oil volumes were down, consistent with crude by rail market share in the Bakken, while our frac sand volumes are running well ahead of expectations. Bringing our Pioneer operations in-house reduces our operating costs, and positions us well in this competitive environment.”

Added McKenzie, “We believe that conditions are stabilizing. We have contracted 58,000 barrels per day for August, our highest monthly volume ever, and we are seeing renewed interest in multi-month contracts. Our recently completed crude oil storage expansion will allow further increases in volume. We remain confident that the progress we have made over the last two years positions us well for the future.”

Second Quarter 2015 Financial Results

Adjusted EBITDA for the quarter was $3.0 million compared to $(0.2) million for the second quarter of 2014. The difference was primarily driven by an increase in frac sand transloading volumes and fees associated with our crude oil transloading contracts. This was partially offset by the increase in transloading operating expenses as a result of assuming the entire cost associated with insuring the Pioneer Terminal facility.

The Company experienced a net loss of approximately $550,000 for the second quarter 2015, compared to a net loss of approximately $1.0 million for the second quarter 2014. The net loss for the second quarter of 2015 was driven by lower crude oil transloading volumes. The net loss for the second quarter of 2014 was driven by the loss from the Company’s indirect ownership interest in the subsequently discontinued marketing joint venture.

General and administrative expenses were $2.6 million for the second quarter compared to $1.9 million for the second quarter of 2014. The increase in general and administrative expenses was due to an increase in compensation expense associated with increased headcount and higher legal expenses.

Revenue from crude oil transloading was $5.8 million in the second quarter compared to $7.3 million for the second quarter of 2014. The decrease was driven by volume, as second quarter 2015 billed volume was 3.3 million barrels of crude oil transloaded compared to 3.9 million of barrels of crude oil for the second quarter of 2014, a 16% decrease. Cost of revenue in the second quarter of 2015 was $1.7 million compared to $1.8 million for the second quarter 2014 due to the decrease in volume. The Company expects to maintain a lower cost of revenue going forward as it realizes the cost savings from bringing the transloading of crude oil in house effective June 1, 2015.

Revenue from frac sand transloading was $1.6 million for second quarter compared to $0.2 million for the second quarter 2014.  The increase in revenue was due to the fact that the frac sand transloading operations did not commence until June 2014. The Company transloaded 195,000 short tons of frac sand during the the second quarter 2015, which was the highest quarterly throughput to date. The Company also successfully brought the frac sand transloading services in-house effective June 1, 2015.

For the second quarter, the Company incurred $0.8 million in expenses related to its inventory of tank cars that were assumed upon the dissolution of the joint ventures. The Company accounted for these expenses under Other Income (Expense) on its income statement as it does not consider the tank cars a core business. The $0.8 million was offset by $0.3 million in income reported related to the decrease in the operational override liability after adjusting for actual barrels of crude oil transloaded during the second quarter of 2015.

Interest expense was $2.0 million for the second quarter of 2015 compared to $0.5 million for the second quarter of 2014. The increase was primarily driven by the interest expense related to the operational override liability and the additional debt incurred for the acquisition of 50% of the outstanding interest of the transloading, frac sand, and marketing joint ventures in the fourth quarter of 2014.

Adjusted EBITDA

Adjusted EBITDA and adjusted EBITDA attributable to stockholders of Dakota Plains Holdings, Inc., is a non-GAAP measure. A reconciliation of this measure to its most directly comparable GAAP measure is included in the accompanying financial tables found later in this release. Management believes the use of this non-GAAP financial measure provides useful information to investors to gain an overall understanding of current financial performance. Specifically, management believes the non-GAAP results included herein provide useful information to both management and investors by excluding certain expenses and gains and losses on the extinguishment of debt that management believes are not indicative of Dakota Plains’ core operating results. In addition, this non-GAAP financial measure is used by management for budgeting and forecasting as well as subsequently measuring Dakota Plains’ performance, and management believes it is providing investors with a financial measure that most closely aligns to its internal measurement processes.

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. is an integrated midstream energy company operating the Pioneer Terminal transloading facility. The Pioneer Terminal is centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

Forward Looking Statements

Statements made by representatives of Dakota Plains in this press release that are not historical facts are forward-looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Dakota Plains undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.415.8972
www.dakotaplains.com	www.sardverb.com

– TABLES FOLLOW –

DAKOTA PLAINS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

ASSETS
	June 30,	December 31,
	2015	2014
CURRENT ASSETS
Cash and Cash Equivalents	$5,221,381	$4,690,706
Trade Receivables, Net	6,959,661	3,268,386
Income Tax Receivable	14,803	14,803
Other Current Assets	656,256	99,776
Other Receivables	527,277	781,135
Deferred Tax Asset	912,000	2,266,000
Total Current Assets	14,291,378	11,120,806
PROPERTY AND EQUIPMENT
Land	3,191,521	3,191,521
Site Development	5,829,640	5,829,640
Terminal	21,505,220	21,383,972
Machinery	18,208,136	18,133,754
Construction in Progress	5,388,163	1,886,470
Other Property and Equipment	12,234,176	11,910,987
Total Property and Equipment	66,356,856	62,336,344
Less - Accumulated Depreciation	8,391,499	6,143,159
Total Property and Equipment, Net	57,965,357	56,193,185
FINANCE COSTS, NET	1,057,111	1,537,795
RESTRICTED CASH	3,000,293	3,000,000
DEFERRED TAX ASSET	28,327,000	26,762,000
OTHER ASSETS	542,902	512,901
Total Assets	$105,184,041	$99,126,687
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts Payable	$10,319,666	$7,387,612
Accrued Expenses	1,776,197	1,696,358
Promissory Notes, SunTrust	23,625,000	23,250,000
Operational Override Liability	646,702	715,497
Notes Payable - Vehicles	56,745	—
Total Current Liabilities	36,424,310	33,049,467
LONG-TERM LIABILITIES
Promissory Notes, SunTrust	27,500,000	25,250,000
Operational Override Liability	44,136,636	44,595,370
Notes Payable - Vehicles	198,688	—
Other Non-Current Liabilities	6,417	9,917
Total Long-Term Liabilities	71,841,741	69,855,287
Total Liabilities	108,266,051	102,904,754
COMMITMENTS AND CONTINGENCIES (NOTE 12)
STOCKHOLDERS’ DEFICIT
Preferred Stock - Par Value $.001; 10,000,000 Shares Authorized; None Issued or Outstanding	—	—
Common Stock, Par Value $.001; 100,000,000 Shares Authorized; 55,095,810 and 55,044,829 Issued and Outstanding, Respectively	55,095	55,044
Additional Paid-In Capital	7,330,751	6,267,788
Accumulated Deficit	(10,467,856)	(10,100,899)
Total Stockholders’ Deficit	(3,082,010)	(3,778,067)
Total Liabilities and Stockholders’ Deficit	$105,184,041	$99,126,687

DAKOTA PLAINS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES
Transloading Revenue	$5,804,272	$7,298,561	$14,283,533	$12,754,019
Sand Revenue	1,560,055	176,187	2,438,428	176,187
Rental Income	30,000	30,000	60,000	60,000
Other	1,316,700	—	1,316,700	—
Total Revenues	8,711,027	7,504,748	18,098,661	12,990,206

COST OF REVENUES	2,075,834	1,757,462	4,290,496	3,856,161
(exclusive of items shown separately below)

OPERATING EXPENSES
Transloading Operating Expenses	1,280,374	516,150	2,404,246	978,385
General and Administrative Expenses	2,625,458	1,939,107	4,544,647	4,494,650
Depreciation and Amortization	1,140,326	1,086,271	2,248,340	2,121,486
Total Operating Expenses	5,046,158	3,541,528	9,197,233	7,594,521

INCOME FROM OPERATIONS	1,589,035	2,205,758	4,610,932	1,539,524

OTHER INCOME (EXPENSE)
Loss from Investment in DPTS Marketing LLC	—	(1,669,846)	—	(1,583,214)
Income from Investment in Dakota Plains Services, LLC	—	303,226	—	424,680
Interest Expense, Net of Interest Income	(2,012,040)	(504,244)	(3,958,782)	(1,006,380)
Other Expense	(457,945)	—	(1,222,607)	—
Total Other Income (Expense)	(2,469,985)	(1,870,864)	(5,181,389)	(2,164,914)

INCOME (LOSS) BEFORE TAXES	(880,950)	334,894	(570,457)	(625,390)

INCOME TAX BENEFIT	(331,000)	(647,000)	(203,500)	(1,161,885)

NET INCOME (LOSS)	(549,950)	981,894	(366,957)	536,495

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	—	2,018,943	—	2,909,807

NET LOSS ATTRIBUTABLE TO SHAREHOLDERS OF DAKOTA PLAINS HOLDINGS, INC.	$(549,950)	$(1,037,049)	$(366,957)	$(2,373,312)

Net Loss Per Common Share – Basic and Diluted	$(0.01)	$(0.02)	$(0.01)	$(0.04)

Weighted Average Shares Outstanding - Basic and Diluted	54,184,792	53,781,435	54,135,531	53,690,564

DAKOTA PLAINS HOLDINGS, INC. AND SUBSIDARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(366,957)	$536,495
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	2,248,340	2,121,486
Amortization of Debt Discount	—	174,813
Amortization of Finance Costs	480,684	36,586
Deferred Income Taxes	(211,000)	(1,170,000)
Loss from Investment in DPTS Marketing LLC	—	1,583,214
Income from Investment in Dakota Plains Services, LLC	—	(424,680)
Non-Cash Rental Expense	—	9,790
Amortization of Deferred Rent	(3,500)	(3,500)
Share-Based Compensation	1,259,951	1,504,293
Changes in Working Capital and Other Items
Increase in Trade Receivables	(3,691,275)	(1,321,269)
Decrease (Increase) in Other Receivables	253,858	(116,775)
Decrease (Increase) in Other Current Assets	(406,481)	153,068
Decrease in Due from Related Party	—	1,514,475
Increase in Accounts Payable	428,160	122,509
Decrease in Accrued Expenses	(46,048)	(1,317,679)
Decrease in Accounts Payable - Related Party	—	(722)
Increase in Restricted Cash	(293)	—
Decrease in Operational Override Liability	(481,011)	—
Decrease in Other Assets	—	1,802
Net Cash Provided By (Used In) Operating Activities	(535,572)	3,403,906

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(1,516,618)	(8,481,863)
Cash Paid for Deposits	(30,000)	—
Net Cash Used In Investing Activities	(1,546,618)	(8,481,863)

CASH FLOWS FROM FINANCING ACTIVITIES
Commons Shares Surrendered	(221,050)	(645,679)
Principal Payments on Promissory Note, Pioneer Terminal	—	(287,703)
Cash Distributions Paid to Non-Controlling Interests	—	(1,954,941)
Advances on Promissory Notes, SunTrust	3,000,000	—
Payments on Promissory Notes, SunTrust	(375,000)	—
Proceeds from Notes Payable - Vehicles	270,165	—
Payments on Notes Payable - Vehicles	(14,732)	—
Payment on Operational Override Liability	(46,518)	—
Net Cash Provided By (Used In) Financing Activities	2,612,865	(2,888,323)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	530,675	(7,966,280)

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	4,690,706	13,011,608

CASH AND CASH EQUIVALENTS – END OF PERIOD	$5,221,381	$5,045,328

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$2,681,241	$866,041
Cash Paid During the Period for Income Taxes	$7,500	$8,115

Non-Cash Financing and Investing Activities:
Purchase of Property and Equipment Paid Subsequent to Period End	$3,258,527	$1,382,639
Change in Preferred Dividend Receivable	$—	$247,942

Non-GAAP Financial Measures

Dakota Plains Holdings, Inc.

Reconciliation of Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Income (Loss)	$(549,950)	$981,894	$(366,957)	$536,495
Add Back:
Income Tax Benefit	(331,000)	(647,000)	(203,500)	(1,161,885)
Depreciation and Amortization	1,140,326	1,086,271	2,248,340	2,121,486
Share-Based Compensation	750,420	375,361	1,259,951	1,504,293
Interest Expense	2,012,040	504,244	3,958,782	1,006,380
Adjusted EBITDA	$3,021,836	$2,300,770	$6,896,616	$4,006,769

Adjusted EBITDA Attributable to Non-Controlling Interests	—	2,537,723	—	3,922,140

Adjusted EBITDA Attributable to Shareholders of Dakota Plains Holdings, Inc.	$3,021,836	$(236,953)	$6,896,616	$84,629